UNITED STATES                          OMB APPROVAL
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549                 OMB Number:
                                                              3235-0058
                            FORM 12b-25                       Expires: May 31,
                                                              2012
                    NOTIFICATION OF LATE FILING               Estimated average
                                                              burden
                                                              hours per response
                                                              .... 2.50

                                                               SEC FILE NUMBER
                                                                333-168413

                                  (Check one):
                |_| Form 10-K  |_| Form 20-F  |_| Form 11-K
         |X| Form 10-Q  |_| Form 10-D  |_| Form N-SAR  |_| Form N-CSR

                       For Period Ended: February 28, 2011

        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR
                        For the Transition Period Ended:

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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                               ON-AIR IMPACT, INC.
                               -------------------
                             Full Name of Registrant

                                       N/A
                                       ---
                            Former Name if Applicable

                           130 Maple Avenue, Suite 6D
                           --------------------------
            Address of Principal Executive Office (Street and Number)

                               Red Bank, NJ 07701
                               ------------------
                            City, State and Zip Code

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

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    |  (a)   The reason described in reasonable detail in Part III of this form
    |        could not be eliminated without unreasonable effort or expense:
    |
    |  (b)   The subject annual report, semi-annual report, transition report on
    |        Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
|X| |        portion thereof, will be filed on or before the fifteenth calendar
    |        day following the prescribed due date; or the subject quarterly
    |        report or transition report on Form 10-Q or subject distribution
    |        report on Form 10-D, or portion thereof, will be filed on or before
    |        the fifth calendar day following the prescribed due date; and
    |
    |  (c)   The accountant's statement or other exhibit required by Rule
    |        12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant is unable to file its Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2011 within the prescribed period due to ministerial difficulties. Such difficulties prevent the Registrant from filing the Quarterly Report without unreasonable effort or expense. The Registrant fully expects to be able to file within the additional time allowed by this report.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


      Dorothy Whitehouse          (732)          530-7300
      ------------------          -----          --------
            (Name)             (Area Code)  (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).
                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               ON-AIR IMPACT, INC.
                               -------------------
                  (Name of Registrant as Specified in Charter)

   has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: April 14, 2011             /S/ DOROTHY WHITEHOUSE
                                  ----------------------------------------------
                                  Dorothy Whitehouse
                                  President and Chief Executive Officer
                                  (Principal Executive Officer)
                                  (Principal Financial and Accounting Officer)